EXHIBIT 99.1

Two River Bancorp Expands Northern New Jersey Commercial Lending Team Through Appointment of William H. Winans as Senior Vice President

TINTON FALLS, N.J., Feb. 15, 2017 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB) (the "Company"), the parent company of Two River Community Bank ("the Bank"), has announced the appointment of Mr. William H. Winans to Senior Vice President and Managing Director. In this newly created position, Mr. Winans will be responsible for commercial lending and business development in northern New Jersey. The Company currently operates four branches and one loan production office in Union and Middlesex Counties and has expanded its presence in this region over the past five years.

Management Commentary
“As we continue to develop new relationships with our neighboring businesses in Middlesex County, Union County and the surrounding region, we welcome Bill’s expertise and longstanding connections to both establish a greater presence and complement our focus on outstanding service for our existing clientele,” stated Two River Community Bank President and Chief Executive Officer William D. Moss. “Bill has a long history of helping commercial clients in this region achieve their financial goals, and we look forward to empowering him and his team to continue to grow market share.”

Managing Director of Northern Region
Mr. Winans joins Two River Community Bank with more than 40 years of experience in commercial lending. He most recently served as Senior Vice President and Team Leader at Provident Bank. Mr. Winans has spent the majority of his career in community banking within the northern New Jersey region, having also served in leadership roles as Vice President and Senior Commercial Lender at Haven Savings Bank, President and Chief Executive Officer at Pascack Community Bank (now Lakeland Bank), and President and Chief Executive Officer at Mariner’s Bank.

“I am excited to align my community roots in northern New Jersey with Two River Community Bank’s financial solutions and focus on extraordinary customer care,” said Mr. Winans. “The Bank has an impressive reputation as a leader in commercial lending, and I look forward to extending the tradition by helping our clients grow and succeed.”

Mr. Winans holds his MBA with an emphasis on economics and finance from Fairleigh Dickinson University. He will be based in the Company’s Westfield branch and can be reached at 908.264.5319 or wwinans@tworiverbank.com.

About the Company
Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank operates 15 branches and 2 Loan Production Offices throughout Monmouth, Middlesex, Union, and Ocean Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

Investor Contact:
Adam Prior, Senior Vice President
The Equity Group Inc.
Phone: 212.836.9606
E-mail: aprior@equityny.com

Media Contact:
Adam Cadmus, Marketing Director
Phone: 732.982.2167
Email: acadmus@tworiverbank.com